Exhibit 99

FOR IMMEDIATE RELEASE

ORRSTOWN FINANCIAL SERVICES, INC. ANNOUNCES APPOINTMENT
OF MEERA MODI TO BOARD OF DIRECTORS

SHIPPENSBURG, PA (March 10, 2022) – Orrstown Financial Services, Inc. (NASDAQ: ORRF) (the “Company”) today announced that Meera R. Modi has been appointed to an open position on the Boards of Directors of the Company and its principal subsidiary, Orrstown Bank, effective immediately.

“Meera is an incredibly valuable addition to our Board of Directors,” said Joel Zullinger, Chairman of the Board of Directors, Orrstown Bank. “Her experience, along with her alignment of our core mission, vision, and values, will serve as an excellent resource for both our board and management team.”

Ms. Modi is a member with the law firm McNees Wallace & Nurick LLC, Harrisburg, PA, focusing her practice on private and public mergers and acquisitions, commercial contracts, equity and debt investments, financings, investor-to-investor matters, and corporate governance matters for both corporate clients and non-profit entities. Ms. Modi is active in her community, as she is a member of the Dauphin County Bar Association and the Pennsylvania Bar Association, as well as serving on the Board of Directors for Operation Medical and Très Bonne Année. She has served as a member of the Central Region Orrstown Bank Advisory Board since 2019.

“I am humbled and excited to join Orrstown’s Board of Directors,” Ms. Modi added. “It is evident that Orrstown has built a strong culture of caring for its employees and communities. The opportunity to join, and contribute to, such a dynamic team is an incredible honor, especially at a time when Orrstown continues its expansion and growth into new markets.”

Ms. Modi is a graduate of the Vanderbilt University Law School (J.D.) and Johns Hopkins University (M.A., B.A.). She has been recognized for her professional and philanthropic achievements as one of the Legal Intelligencer’s Lawyers on the Fast Track in 2020, one of Central Penn Business Journal’s “40 Under 40” award recipients in 2015, and one of the YWCA Greater Harrisburg’s Tribute to Women of Excellence award recipients in 2022.

About the Company
With $2.8 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

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